EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc.  ·  3505 W. Sam Houston Parkway N., Suite 400  ·  Houston, TX 77043  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release			15-003

Date: February 16, 2015	Contact:	Terrence Jamerson
Director, Finance & Investor Relations

Helix Reports Fourth Quarter 2014 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (NYSE: HLX) reported net income of $8.0 million, or $0.08 per diluted share, for the fourth quarter of 2014 compared to net income of $36.5 million, or $0.35 per diluted share, for the same period in 2013 and net income of $75.6 million, or $0.71 per diluted share, in the third quarter of 2014. Net income for the year ended December 31, 2014 was $195.0 million, or $1.85 per diluted share, compared with net income of $109.9 million, or $1.04 per diluted share, for the year ended December 31, 2013.

Owen Kratz, President and Chief Executive Officer of Helix, stated, “In addition to the forecasted normal seasonal factors, fourth quarter earnings were adversely impacted by downtime associated with the Q4000 after the vessel was accidentally hit by a nearby supply boat, followed up by mechanical problems related to the redeployment of its intervention riser system. Additionally, work scheduled for the H534 was cancelled on short notice during the quarter. However, it should be noted that despite the disappointing fourth quarter, we achieved record financial performance in 2014 for both our Well Intervention and Robotics businesses.”

* * * * *

Summary of Results

(in thousands, except per share amounts and percentages, unaudited)

	Three Months Ended			Year Ended
	12/31/2014	12/31/2013	9/30/2014	12/31/2014	12/31/2013
Revenues	$207,160	$226,837	$340,837	$1,107,156	$876,561

Gross Profit	$32,805	$71,164	$126,247	$344,036	$260,685
	16%	31%	37%	31%	30%

Net Income Applicable to Common Shareholders
Income from continuing operations	$7,960	$36,503	$75,586	$195,047	$108,849
Income from discontinued operations	-	-	-	-	1,073
Total	$7,960	$36,503	$75,586	$195,047	$109,922

Diluted Earnings Per Share
Income from continuing operations	$0.08	$0.35	$0.71	$1.85	$1.03
Income from discontinued operations	-	-	-	-	0.01
Total	$0.08	$0.35	$0.71	$1.85	$1.04

Adjusted EBITDA from continuing operations	$39,362	$81,549	$137,097	$378,010	$268,311

Segment Information, Operational and Financial Highlights

(in thousands, unaudited)

	Three Months Ended
	12/31/2014	12/31/2013	9/30/2014
Revenues:
Well Intervention	$121,792	$132,559	$205,139
Robotics	80,923	90,306	131,707
Production Facilities	21,802	19,216	24,184
Subsea Construction	-	2,016	-
Intercompany Eliminations	(17,357)	(17,260)	(20,193)
Total	$207,160	$226,837	$340,837

Income from Operations:
Well Intervention	$10,513	$37,934	$80,789
Robotics	8,092	15,141	28,397
Production Facilities	8,011	9,814	11,284
Subsea Construction	52	4,654	41
Gain (Loss) on Disposition of Assets	(178)	-	-
Corporate / Other	(16,898)	(12,781)	(14,283)
Intercompany Eliminations	129	(822)	103
Total	$9,721	$53,940	$106,331

Business Segment Results

o
Well Intervention revenues decreased 41% in the fourth quarter of 2014 from revenues in the third quarter of 2014, due to a substantial decrease in vessel utilization across the fleet. In the Gulf of Mexico, vessel utilization was 64% in the fourth quarter, compared to 95% in the third quarter of 2014, primarily due to the H534 being idle for 39 days; the vessel was also placed out of service for an additional 14 days for regulatory inspection. Additionally, the Q4000 worked at reduced rates while making repairs to the vessel after being struck by a supply boat in late November. The rental intervention riser system, IRS no. 2, was on-hire for the entire fourth quarter of 2014. In the North Sea vessel utilization for the fourth quarter of 2014 was 69%, compared to 99% in the third quarter of 2014. The Skandi Constructor completed its regulatory dry dock during December, and the Seawell entered dry dock for its refit project in December.

o
Robotics revenues decreased 39% in the fourth quarter of 2014 from revenues in the third quarter of 2014, primarily due to a decline in utilized vessel days. For the fourth quarter vessel utilization was 79% versus 90% in the third quarter of 2014. Spot vessel utilization for the fourth quarter decreased 136 days (from 197 to 61 days) over the third quarter of 2014.

Other Expenses

o
Selling, general and administrative expenses were 11.1% of revenue in the fourth quarter of 2014, 5.8% of revenue in the third quarter of 2014 and 7.6% of revenue in the fourth quarter of 2013. Our fourth quarter 2014 expense includes an incremental $3.3 million charge related to an accounting adjustment for our performance-based long-term incentive program.

o
Net interest expense and other increased to $4.0 million in the fourth quarter of 2014 from $3.3 million in the third quarter of 2014. Net interest expense increased by $1.1 million, while there was a $0.4 million gain in other expense in the fourth quarter of 2014. Net interest expense reflects $0.6 million in commitment fees for the new Nordea Term loan put in place during the quarter, while other expense reflects foreign exchange fluctuations in our non-U.S. dollar functional currencies.

Financial Condition and Liquidity

o
Our total liquidity at December 31, 2014 was approximately $1.1 billion, consisting of $476 million in cash and cash equivalents and $584 million in unused capacity under our revolver. Consolidated net debt at December 31, 2014 was $75 million. Net debt to book capitalization at December 31, 2014 was 4%. (Net debt to book capitalization is a non-GAAP measure. See reconciliation below.)

o
We incurred capital expenditures (including capitalized interest) totaling $126 million in the fourth quarter of 2014, compared to $68 million in the third quarter of 2014 and $56 million in the fourth quarter of 2013. For the years ended December 31, 2014 and 2013, capital expenditures totaled $368 million and $370 million, respectively.

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly conference call to review its fourth quarter 2014 results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com). The call, scheduled for 9:00 a.m. (CST) on Tuesday, February 17, 2015, will be audio webcast live from the “Investor Relations” page of Helix’s website. Investors and other interested parties wishing to listen to the conference via telephone may join the call by dialing 800-741-4871 for persons in the United States and 1-212-231-2912 for international participants. The passcode is "Tripodo". A replay of the conference will be available under "Investor Relations" by selecting the "Audio Archives" link from the same page beginning approximately two hours after the completion of the conference call.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.HelixESG.com.

Reconciliation of Non-GAAP Financial Measures

Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily Adjusted EBITDA from continuing operations, net debt and net debt to book capitalization. We calculate Adjusted EBITDA from continuing operations as earnings before net interest expense and other, taxes, depreciation and amortization. Net debt is calculated as the sum of financial debt less cash and cash equivalents on hand. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt, convertible preferred stock and shareholders’ equity. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company, and help investors meaningfully compare our results from period to period. Adjusted EBITDA should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding our strategy; any statements regarding future utilization; any projections of financial items; future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statement concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors including but not limited to the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including the Company's most recently filed Annual Report on Form 10-K and in the Company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

Social Media

From time to time we provide information about Helix on Twitter (@Helix_ESG) and LinkedIn (www.linkedin.com).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(in thousands, except per share data)	2014	2013	2014	2013
	(unaudited)		(unaudited)

Net revenues	$207,160	$226,837	$1,107,156	$876,561
Cost of sales	174,355	155,673	763,120	615,876
Gross profit	32,805	71,164	344,036	260,685
Loss on commodity derivative contracts	-	-	-	(14,113)
Gain (loss) on disposition of assets, net	(178)	-	10,240	14,727
Selling, general and administrative expenses	(22,906)	(17,224)	(92,520)	(82,265)
Income from operations	9,721	53,940	261,756	179,034
Equity in earnings of investments	170	815	879	2,965
Other income - oil and gas	1,222	800	16,931	6,581
Net interest expense and other	(3,960)	(2,756)	(17,045)	(44,992)
Income before income taxes	7,153	52,799	262,521	143,588
Income tax provision (benefit)	(807)	15,534	66,971	31,612
Net income from continuing operations	7,960	37,265	195,550	111,976
Income from discontinued operations, net of tax	-	-	-	1,073
Net income, including noncontrolling interests	7,960	37,265	195,550	113,049
Less net income applicable to noncontrolling interests	-	(762)	(503)	(3,127)
Net income applicable to Helix	$7,960	$36,503	$195,047	$109,922

Weighted Avg. Common Shares Outstanding:
Basic	105,005	105,018	105,029	105,032
Diluted	105,005	105,159	105,045	105,184

Basic earnings per share of common stock:
Continuing operations	$0.08	$0.35	$1.85	$1.03
Discontinued operations	-	-	-	0.01
Net income per share of common stock	$0.08	$0.35	$1.85	$1.04

Diluted earnings per share of common stock:
Continuing operations	$0.08	$0.35	$1.85	$1.03
Discontinued operations	-	-	-	0.01
Net income per share of common stock	$0.08	$0.35	$1.85	$1.04

Comparative Condensed Consolidated Balance Sheets
ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Dec. 31, 2014	Dec. 31, 2013	(in thousands)	Dec. 31, 2014	Dec. 31, 2013
	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents (1)	$476,492	$478,200	Accounts payable	$83,403	$72,602
Accounts receivable, net	135,300	184,165	Accrued liabilities	104,923	96,482
Current deferred tax assets	31,180	51,573	Income tax payable	9,143	760
Other current assets	51,301	29,709	Current maturities of L-T debt (1)	28,144	20,376
Total Current Assets	694,273	743,647	Total Current Liabilities	225,613	190,220

Property & equipment, net	1,735,384	1,532,217	Long-term debt (1)	523,228	545,776
Equity investments	149,623	157,919	Deferred tax liabilities	260,275	265,879
Goodwill	62,146	63,230	Other non-current liabilities	38,108	18,295
Other assets, net	59,272	47,267	Shareholders' equity (1)	1,653,474	1,524,110
Total Assets	$2,700,698	$2,544,280	Total Liabilities & Equity	$2,700,698	$2,544,280

(1) Net debt to book capitalization - 4% at December 31, 2014. Calculated as total debt less cash and equivalents ($74,880)
divided by sum of total net debt and shareholders' equity ($1,728,354).

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three and Twelve Months Ended December 31, 2014

Earnings Release:

Reconciliation From Net Income from Continuing Operations to Adjusted EBITDA:
				Twelve Months
	4Q14	4Q13	3Q14	2014	2013
	(in thousands)

Net income from continuing operations	$7,960	$37,265	$75,586	$195,550	$111,976
Adjustments:
Income tax provision (benefit)	(807)	15,534	29,832	66,971	31,612
Net interest expense and other	3,960	2,756	3,258	17,045	44,992
Depreciation and amortization	28,071	26,993	28,421	109,345	98,535
EBITDA from continuing operations	39,184	82,548	137,097	388,911	287,115
Adjustments:
Noncontrolling interests	-	(999)	-	(661)	(4,077)
(Gain) loss on disposition of assets, net	178	-	-	(10,240)	(14,727)
Adjusted EBITDA from continuing operations	$39,362	$81,549	$137,097	$378,010	$268,311

We calculate adjusted EBITDA from continuing operations as earnings before net interest expense and other, taxes and depreciation and amortization. This non-GAAP measure is useful to investors and other internal and external users of our financial statements in evaluating our operating performance because it is widely used by investors in our industry to measure a company's operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDA should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.